Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Obsidian Energy Ltd.

We consent to the use of our reports dated February 24, 2025, with respect to the consolidated financial statements of Obsidian Energy Ltd. and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2024 and 2023, the related consolidated statements of income (loss), cash flows, and changes in shareholders’ equity for each of the years then ended, and the related notes and the effectiveness of internal control over financial reporting, incorporated herein by reference in the registration statement on Form S-8 dated October 7, 2025 and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chartered Professional Accountants

October 7, 2025

Calgary, Canada